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                                [FHS LETTERHEAD]


                                                                         NEWS
                                                                         -------
                                                                         RELEASE




                    FHS Media Contact:       Kurt Davis
                                             (916) 631-5288
                                             KURT_D_DAVIS@CCMAIL.FH.COM

                    FHS Investor Contact:    David Olson
                                             (818) 719-6978
                                             DOLSON@HSINTL.COM


                     FHS'S APRIL EARNINGS ARE $.16 PER SHARE
                         BEFORE MERGER-RELATED EXPENSES

     LOS ANGELES, June 17, 1997 -- Foundation Health Systems, Inc. (NYSE:FHS) today reported results for the month of April, 1997. This unusual reporting period was created as a consequence of the April 1, 1997 pooling of interests merger involving Foundation Health Corporation (FHC) and Health Systems International, Inc. (HSI) which created FHS.

     Excluding the effects of merger-related expenses, net income for April was $19.5 million or $.16 per share.

     The month's results include revenues of $637.3 million, $649.2 million in expenses, an $11.9 million pre-tax loss, and a net loss of $7.6 million, or $.06 per share. Included in April's expenses are $43 million in transaction costs related to the merger described above. Substantial additional merger-related charges are expected to be reported as part of FHS's second quarter results.

     In addition, the company reiterated that its cash tender offer for any and all of its FHC subsidiary's $125 million outstanding principal amount of the 7 3/4% Senior Notes due 2003

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commenced on Friday, June 13, 1997.  The purchase price to be paid for each tendered Note will be based on the yield of 6 1/4% U.S. Treasury Notes due February 15, 2003 as of 2:00 P.M. New York City time, on June 27, 1997, not June 25 as previously reported.

     FHS is the nation's fourth-largest publicly traded managed health care company. Its mission is to enhance quality of life for its customers by offering products distinguished by their quality, service and affordability.
The company's HMO, insured PPO and government contracts subsidiaries provide health benefits to nearly five million individuals in 17 states through group, individual, Medicare risk, Medicaid and CHAMPUS programs. FHS subsidiaries also offer managed health care products related to workers' compensation, PPO networks, behavioral health, dental, vision and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.


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